EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2010, relating to the financial statements and financial statement schedule of The Dow Chemical Company and subsidiaries ("the Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Midland, Michigan
November 3, 2010